EXHIBIT 10.33

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is entered into as of June 10, 2016 (the "Effective Date"), by and between POINT RICHMOND R&D

ASSOCIATES II, LLC, a California limited liability company ("Landlord"), and SANGAMO BIOSCIENCES, INC., a Delaware corporation ("Tenant"), with reference to the following facts:

A.Landlord and Tenant entered into that certain Triple Net Laboratory Lease dated as of May 23, 1997, together with an Addendum thereto dated May 28, 1997 (collectively, the "Original Lease"), as amended by those certain letter agreements dated June 15, 1999, April 21, 2000 and November 3, 2000, that certain First Amendment to Lease dated March 12, 2004 (the "First Amendment"), that certain Lease Addendum dated December 12, 2006, that certain Second Amendment to Lease dated March 15, 2007 (the "Second Amendment"), that certain Lease Addendum III dated April 2, 2012, that certain Third Amendment to Lease dated August 1, 2013 (the "Third Amendment") and that certain Lease Addendum dated December 1, 2013, pursuant to which Tenant leases certain premises consisting of approximately 26,629 rentable square feet ("Existing Premises") and ancillary storage space in the building located at 501 Canal Boulevard, Point Richmond, California (the "Building"). The Original Lease, as so amended, is collectively referred to herein as the "Existing Lease".

B.Tenant has requested to lease additional space in the Building containing approximately 6,153 rentable square feet commonly known as Suite F and as shown on Exhibit A hereto (the "Suite F Expansion Space") and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Incorporation of Recitals and Defined Terms. The Recitals above are hereby incorporated herein. As of the Effective Date, unless context clearly indicates otherwise, all references to "the Lease" or "this Lease" in the Existing Lease or in this Fourth Amendment shall be deemed to refer to the Existing Lease, as amended by this Fourth Amendment. Capitalized terms which are not otherwise defined in this Fourth Amendment shall have the meanings set forth in the Existing Lease.

2.Suite F Expansion and Expansion Space Term. Effective as of the earlier of (i) August 1, 2016 or (ii) the date that Tenant commences business operations within the Suite F Expansion Space (the "Suite F Commencement Date"), the Premises, as defined in the Existing Lease, shall be deemed to include the Suite F Expansion Space, subject to the terms provided herein. The term respecting the Suite F Expansion Space shall commence on the Suite F Commencement Date and continue for a period of sixty (60) months thereafter (the "Expansion Space Term"), plus any partial month for the month in which the Suite F Commencement Date occurs, if the Suite F Commencement Date occurs on other than the first day of a calendar month. If the Suite F Commencement Date is other than the first day of a calendar month, then the first month shall include the remainder of the calendar month in which the Suite F Commencement Date occurs plus the first full calendar month thereafter. Base Monthly Rent for any such partial month shall be prorated based on the number of days in such partial month.

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Landlord and Tenant acknowledge that the Expansion Space Term shall not be co-terminous with the Term respecting the Existing Premises, and Tenant's options to extend the Term respecting the Existing Premises shall not apply to the Suite F Expansion Space.

3.Early Access to Suite F. Notwithstanding the provisions of Section 2 above, Tenant shall be permitted to enter upon the Suite F Expansion Space following mutual execution hereof, at all reasonable times for the purposes of readying the Suite F Expansion Space for Tenant's occupancy, including, without limitation, the design and construction of Suite F Alterations (as hereafter defined). Such entry upon the Suite F Expansion Space prior to the Suite F Commencement Date shall be subject to all of the provisions of the Existing Lease, except that Tenant shall not be required to pay Base Monthly Rent or Operating Expenses respecting the Suite F Expansion Space prior to the Suite F Commencement Date. In the event, for any reason whatsoever, Landlord cannot deliver access to the Suite F Expansion Space upon mutual execution, this Fourth Amendment shall not be void or voidable, nor shall Landlord be liable for any loss or damage resulting therefrom.

4.Tenant's Use. The Suite F Expansion Space is subject to all the terms and conditions of the Existing Lease; provided, however, (i) the Suite F Expansion Space shall only be used for general office purposes, (ii) Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises (including any Extended Term Allowance or first Option Term Allowance) except as otherwise expressly provide in this Fourth Amendment.

5.Base Monthly Rent. In addition to Tenant's obligation to pay Base Monthly Rent for the Existing Premises, from and after the Suite F Commencement Date Tenant shall pay Base Monthly Rent for the Suite F Expansion Space as follows:

APPROXIMATE

MONTHS	MONTHLY RATE PER SQUARE FOOT	BASE MONTHLY RENT
1 - 12	$1.85	$11,383.05
13 - 24	$1.91	$11,724.54
25 - 36	$1.96	$12,076.28
37 - 48	$2.02	$12,438.57
49- 60	$2.08	$12,811.72

6.Operating Expenses. From and after the Suite F Commencement Date and continuing through the remainder of the Expansion Space Term, in addition to the Operating Expenses payable by Tenant respecting the Existing Premises, Tenant shall also pay for Tenant's Pro Rata Share of Operating Expenses respecting the Suite F Expansion Space. Such amounts shall be payable in accordance with the terms of the Existing Lease; provided, however, any caps on increases in Operating Expenses respecting the Existing Premises shall not apply to the Suite F Expansion Space. During the Expansion Space Term, Tenant's Pro Rata Share of Operating Expenses (exclusive of Taxes) respecting the Suite F Expansion Space shall not increase by more than 5% per calendar year on a compounding and cumulative basis throughout the Expansion Space Term (e.g. Tenant's Pro Rata Share of Operating  Expenses  (other  than Taxes) for   2017

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shall not exceed 105% of Tenant's Pro Rata Share of Operating Expenses (other than Taxes) for 2016; Tenant's Pro Rata Share of Operating Expenses (other than Taxes) for 2018 shall not exceed 105% of the maximum allowable amount of Tenant' s Pro Rata Share of Operating Expenses (other than Taxes) permitted for 2017; etc.). By way of illustration, if Tenant's Pro Rata Share of Operating Expenses (other than Taxes) respecting the Suite F Expansion Space for 2016 were to be $1.00 per rentable square foot per month, then Tenant's Pro Rata Share of Operating Expenses (other than Taxes) respecting the Suite F Expansion Space for 2017 would not exceed $1.05 per rentable square foot per month, and Tenant's Pro Rata Share of Operating Expenses (other than Taxes) respecting the Suite F Expansion Space for 2018 would not exceed

$1.1025 per rentable square foot per month. For the avoidance of doubt, nothing contained herein shall limit in any way Tenant's liability for Taxes respecting the Suite F Expansion Space. Landlord and Tenant acknowledge that for purposes of Operating Expenses payable by Tenant respecting the Suite F Expansion Space, Tenant's Pro Rata Share shall equal 7.54%.

7.

Condition of Premises. Tenant acknowledges that it has been, and continues to  be, in possession of the Existing Premises, is familiar with the condition of the Existing Premises and continues to occupy the Existing Premises in its "as is, where is" condition, with all faults, without any representation, warranty or improvement by Landlord of any kind whatsoever, except as may otherwise be expressly provided in the Existing Lease. By accepting Landlord's delivery of the Suite F Expansion Space, Tenant shall be deemed to have accepted the same as suitable for Tenant's intended use and as being in good and sanitary operating order, in its "as is, where is" condition, with all faults, without any representation, warranty or improvement by Landlord of any kind whatsoever. As of the Effective Date, Landlord has not caused the Existing Premises or the Suite F Expansion Space to have undergone an inspection by a Certified Access Specialist (CASp).

8.	Suite F Allowance.

(a)Landlord agrees to contribute an amount equal to $307,650.00 (i.e., $50.00 for each rentable square foot within the Suite F Expansion Space) (the "Suite F Allowance") toward Tenant's cost of performing Alterations in the Suite F Expansion Space as performed in accordance with the terms and conditions of Section 7.3 of the Original Lease (the "Suite F Alterations"). In addition, Tenant shall have the option to utilize up to $75,000.00 of any available balance of the Extended Term Allowance or first Option Term Allowance (as may exist from time-to-time, "Existing Allowance") toward the Suite F Alterations. Any portion of the Suite F Allowance that is not claimed by Tenant prior to August 1, 2017, shall accrue to the sole benefit of Landlord, and Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. The Suite F Allowance (and any Existing Allowance used by Tenant) may only be used for hard and/or soft costs in connection with the first Suite F Alterations; and in no event shall the Suite F Allowance (or any Existing Allowance) be used for the purchase of trade fixtures, furniture, equipment, furnishings, telephone equipment, cabling , or other items of personal property of Tenant. Tenant shall be responsible for all elements of the design of Tenant's plans for the Suite F Alterations (including, without limitation, compliance with law, and functionality of design), and Landlord' s approval of Tenant's plans therefor shall in no event relieve Tenant of the responsibility for such design.

(b)The Suite F Allowance (and any Existing Allowance used by Tenant) shall be paid to Tenant or, at Landlord' s option, to the order of the contractor that performed the

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applicable Suite F Alterations, within thirty (30) days following receipt by Landlord of receipted bills or invoices covering all labor and materials expended and used in such Suite F Alterations. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Suite F Allowance (or Existing Allowance) during the continuance of a default by Tenant under the Lease (beyond the expiration of all applicable cure and notice periods), and Landlord's obligation to disburse shall only resume when and if such default is cured. Landlord and Tenant acknowledge that all Suite F Alterations shall, without compensation or credit to Tenant, become part of the Suite F Expansion Space and the property of Landlord at the time of their installation and shall remain in the Suite F Expansion Space, unless, at the time of Landlord's consent to the applicable Suite F Alterations, Landlord notified Tenant in writing that Landlord would require removal of such Suite F Alterations from the Suite F Expansion Space upon the expiration or earlier termination of the Expansion Space Term. Landlord shall not be entitled to receive (or deduct from the Suite F Allowance or Existing Allowance) any construction management fee or oversight fee in connection with any Suite F Alterations.

Notwithstanding the foregoing, Landlord and Tenant agree that if the property management company (currently Wareham Property Group) provides construction management or administrative services in connection with any Suite F Alterations, such property management company shall be entitled to a construction management or administration fee in connection with any Suite F Alterations in accordance with the schedule contained on Exhibit D to the First Amendment.

9.Security Deposit. Concurrently with Tenant's execution of this Fourth Amendment, Tenant shall deliver to Landlord the sum of $12,812.00 as additional Security Deposit (which the parties agree is currently $10,000.00), such that the total amount of the Security Deposit held by Landlord shall be Twenty-Two Thousand Eight Hundred Twelve Dollars ($22,812.00). Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

10.Parking. Effective as of the Suite F Commencement Date and continuing through the Expansion Space Term, in addition to the parking spaces available to Tenant for the Existing Premises in accordance with the Existing Lease, Landlord shall also provide Tenant with the use of eighteen (18) unreserved off-street parking spaces in the surface lot serving the Building at no additional cost to Tenant.

11.Right of First Refusal. The right of first refusal contained in Section 9 of the First Amendment is hereby amended such that the definition of Refusal Space shall be limited to Suite C-2 (as shown on Exhibit B to the First Amendment).

12.Brokers. Tenant shall be solely responsible for any commission, fees or costs payable to any real estate broker, sales person or finder claiming to have represented Tenant in connection with any future amendment to the Lease or Tenant's exercise of any extension option or right of first refusal contained in the Lease. Tenant shall indemnify, defend and hold Landlord harmless  from and  against  any  and all claims by any real estate broker, salesperson  or finder

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claiming to have represented Tenant for a commission, finder's fee or other compensation in connection with this Fourth Amendment. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims by any real estate broker, salesperson or finder claiming to have represented Landlord for a commission, finder ' s fee or other compensation in connection with this Fourth Amendment. Landlord is represented by Newmark Comish & Carey in connection with this Fourth Amendment and shall be responsible for any commission payable to Newmark Comish & Carey pursuant to separate written agreement.

13.

Authority. This Fourth Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party' s behalf is authorized to do so and to bind such party to the terms of this Fourth Amendment.

Signatures appear on following page

6

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IN WITNESS WHEREOF, Landlord and Tenant have entered into this Fourth Amendment as of the date first set forth above.

LANDLORD:POINT RICHMOND R&D ASSOCIATES II, LLC,

a California limited liability company

By: Wareham- NZL, LLC, its Manager

By: /s/ Richard K. Robbins

Manager

TENANT:SANGAMO BIOSCIENCES, INC.

a Delaware corporation

By: /s/ H. Ward Hoff

Name:  H. Ward Hoff

Title:  EVP & CFO

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EXHIBIT A

SUITE F EXPANSION SPACE

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